Exhibit 99.1

Omega Protein Announces Third Quarter 2016 Financial Results

HOUSTON, TX – November 2, 2016 – Omega Protein Corporation (NYSE:OME), a nutritional product company and a leading integrated provider of specialty oils and specialty protein products, today reported financial results for the third quarter and nine months ended September 30, 2016.

Third Quarter 2016 Highlights

●	Revenues: $108.8 million, compared to $112.2 million in the same period a year ago
●	Gross profit margin: 30.4%, compared to 31.4% in the same period a year ago
●	Net income: $14.6 million, or $15.2 million on an adjusted basis, compared to $10.6 million, or $14.8 million, on an adjusted basis, in the same period a year ago
●	Earnings per diluted share: $0.64, or $0.67 on an adjusted basis, compared to $0.47, or $0.66 on an adjusted basis, in the same period a year ago
●	Adjusted EBITDA: $29.0 million, compared to $28.7 million in the same period a year ago

“We are generally pleased with the strength of our third quarter operational and financial performance,” commented Bret Scholtes, Omega Protein’s President and Chief Executive Officer. “Our animal nutrition segment continued to benefit from favorable volume and pricing which produced the highest quarterly Adjusted EBITDA since we started calculating it. In addition, we recently concluded a successful fishing season in the Gulf of Mexico with solid harvest and production results which we believe will help us meet the high demand for our products in the quarters ahead. Although our human nutrition segment continues to struggle, we are focused on some near term action plans to identify and grow key products and address additional SG&A efficiencies. Animal nutrition is well positioned for the future and will benefit from the recent regulatory decision to increase the Atlantic menhaden quota by 6.45%. Finally, we are focused on opportunities to further enhance our operating and capital efficiency.”

Third Quarter 2016 Results

The Company's revenues decreased 3% from $112.2 million in the same period last year to $108.8 million. This decrease was due to a $7.9 million decrease in human nutrition revenues, partially offset by $4.5 million increase in animal nutrition revenues. The decrease in human nutrition revenues was primarily due to lower sales of specialty oils, including coconut oils. The increase in animal nutrition revenues was primarily due to increased sales volumes of 16% for fish meal and increased sales prices of 4% for fish oil, partially offset by decreased sales prices of 1% for fish meal and decreased sales volumes of 11% for fish oil. The composition of revenues by nutritional product line for the third quarter of 2016 was 52% fish meal, 20% fish oil, 28% dietary supplements, and less than 1% other.

Third quarter of 2016 revenues decreased 3% from $112.7 million in the second quarter of 2016 to $108.8 million. This decrease was due to a $3.9 million decrease in animal nutrition revenues, while human nutrition revenues were essentially flat. The decrease in animal nutrition revenues was due to decreased fish oil sales volumes of 50%, partially offset by increased fish meal sales volumes of 31% and increased fish oil sales prices of 11%; fish meal sales prices were flat. The increase in fish oil sales prices was primarily due to a change in the product mix of higher priced refined and lower priced crude oils.

The Company reported gross profit of $33.0 million, or 30.4% as a percentage of revenues, for the third quarter of 2016, versus $35.2 million, or 31.4% as a percentage of revenues, in the third quarter of 2015. The decrease in gross profit as a percentage of revenues was due to decreases in both the animal nutrition and human nutrition segments. Animal nutrition gross profit as a percentage of revenues decreased from 39.3% to 37.5%, due primarily to lower fish catch and production in 2016 compared to 2015, which led to an increase in the cost per unit of sales in the 2016 period. Human nutrition gross profit as a percentage of revenues decreased from 16.6% to 12.6% due primarily to corresponding decreases in specialty oils and protein products.

Compared to the second quarter of 2016, third quarter gross profit decreased from $33.4 million to $33.0 million, but increased from 29.6% to 30.4% as a percentage of revenues. The increase in gross profit as a percentage of revenues was due primarily to an improvement in the human nutrition segment. Animal nutrition gross profit as a percentage of revenues increased from 37.4% to 37.5%. Human nutrition gross profit as a percentage of revenues increased from 9.2% to 12.6% primarily as a result of a corresponding increase for specialty oils, due in part to shifts in product mix.

Selling, general and administrative expense, including research and development expense (“SG&A”), for the third quarter decreased to $10.4 million compared to $12.4 million in the third quarter of 2015 and $11.8 million in the second quarter of 2016. The decreases were primarily due to reduced labor expenses and professional fees.

Plant closure expenses were $0.7 million in the third quarter of 2016 compared to $0.6 million in the third quarter of 2015 and $1.0 million in the second quarter of 2016. The third quarter of 2016 expense is primarily due to the Company’s decision to focus its omega-3 oils manufacturing operations on non-concentrated oils and dispose of its Batavia, Illinois oil concentration facility.

Gain on foreign currency related to Bioriginal Food & Science (“Bioriginal”) was $0.2 million for the third quarter of 2016 compared to a $0.8 million loss in the third quarter of 2015 and a $0.1 million gain in the second quarter of 2016.

Net income for the third quarter of 2016 was $14.6 million ($0.64 per diluted share) compared to $10.6 million ($0.47 per diluted share) in the same period last year and $5.7 million ($0.25 per diluted share) in the second quarter of 2016. Excluding adjustments for certain items, adjusted net income for the third quarter of 2016 was $15.2 million ($0.67 per diluted share), compared to $14.8 million ($0.66 per diluted share) in the same period last year and $14.1 million ($0.62 per diluted share) for the second quarter of 2016.

Adjusted EBITDA totaled $29.0 million for the third quarter of 2016, compared to $28.7 million for the same period last year and $28.6 million for the second quarter of 2016.

Nine Month 2016 Results

Revenues in the first nine months of 2016 increased 11% to $306.2 million compared to $277.0 million for the nine months ended September 30, 2015. The increase in revenues was due to a $42.6 million increase in animal nutrition revenues partially offset by a $13.4 million decrease in human nutrition revenues. The increase in animal nutrition revenues was primarily due to increased sales volumes of 29% and 50% for fish meal and fish oil, respectively, partially offset by decreased sales prices of 4% and 11% for fish meal and fish oil, respectively. The decrease in fish oil sales prices is due in part to a change in the product mix of higher priced refined and lower priced crude oils. The decrease in human nutrition revenues was primarily due to a decrease in sales of specialty oils and other nutraceutical ingredients, partially offset by an increase in sales of protein products.

The Company recorded gross profit of $91.3 million, or 29.8% as a percentage of revenues, for the first nine months of 2016, versus gross profit of $75.8 million, or 27.4% as a percentage of revenues, for the first nine months of 2015. The increase in gross profit as a percentage of revenues was due to an improvement in the animal nutrition segment from 36.0% to 38.2%, and an increase in the proportion of revenues attributable to the animal nutrition segment, partially offset by a reduction in human nutrition gross profit as a percentage of revenues from 14.2% to 11.5%.

Net income for the nine months ended September 30, 2016 was $28.6 million ($1.27 per diluted share) compared to $21.0 million ($0.95 per diluted share) for the same period last year. Excluding adjustments for certain items, net income for the nine months ended September 30, 2016 was $38.3 million ($1.70 per diluted share) compared to $27.0 million ($1.21 per diluted share).

Adjusted EBITDA totaled $78.1 million for nine months ended September 30, 2016, compared to $60.7 million for the same period last year.

Balance Sheet

Total debt decreased $19.1 million from $24.1 million on December 31, 2015 to $5.0 million on September 30, 2016. Stockholders' equity increased $36.2 million to $331.4 million as of September 30, 2016 compared to $295.2 million as of December 31, 2015.

ASMFC Decision to Increase 2017 Atlantic Menhaden Quota

In October 2016, the Atlantic States Marine Fisheries Commission (ASMFC) voted to increase the annual harvest quota by 6.45 percent for the Atlantic menhaden fish meal/oil fisheries and bait fisheries. The decision to increase the quota is based on the continued strength of the Atlantic Menhaden stock as it expands in its range up and down the Atlantic coastline. The new harvest quota is expected to take effect for the 2017 Atlantic menhaden fishing season.

The increase brings the total annual amount of Atlantic menhaden that can be landed by Omega Protein and independent bait fisherman to 200,000 metric tons. The Company also expects that Virginia will maintain its 85 percent share of the coastwide allocation for its fish meal/oil fisheries and bait fisheries for the 2017 season. If Virginia maintains its current allocation split between fish meal/oil fisheries and bait fisheries, then the Company believes that in 2017 the Company’s Atlantic fish catch limit will be approximately 152,000 metric tons.

Conference Call Information

Omega Protein will host a conference call on its third quarter and nine month financial results at 8:30 a.m. Eastern Time on Thursday, November 3, 2016. The Company’s senior management team will be available to discuss recent financial results and current business trends as well as respond to questions.

Please dial (877) 407-3982 in North America or (201) 493-6780 internationally to join the call. Interested parties may also listen to the webcast live over the Internet at www.omegaprotein.com.

A webcast replay of the conference call and the prepared remarks will be available beginning shortly after the conclusion of the call at www.omegaprotein.com and will be available for 30 days. A telephonic playback will be available from 11:30 a.m. ET, November 3, 2016, through November 17, 2016. Participants can dial (877) 870-5176 in North America, and international listeners may dial (858) 384-5517. The password is 13647205.

About Omega Protein Corporation

Omega Protein Corporation (NYSE: OME) is a century old nutritional product company that develops, produces and delivers healthy products throughout the world to improve the nutritional integrity of foods, dietary supplements and animal feeds. Omega Protein's mission is to help people lead healthier lives with better nutrition through sustainably sourced ingredients such as highly-refined specialty oils, specialty protein products and nutraceuticals.

The Company operates seven manufacturing facilities located in the United States, Canada and Europe. The Company also operates more than 30 vessels to harvest menhaden, a fish abundantly found in the Atlantic Ocean and Gulf of Mexico.

For More Information

Visit Omega Protein at www.omegaprotein.com, follow us on Twitter at https://twitter.com/omegaprotein, or find us on LinkedIn at https://www.linkedin.com/company/omega-protein-inc.

Forward-Looking Statements

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS: The statements contained in this press release that are not historical facts are forward-looking statements that involve a number of risks and uncertainties. Forward-looking information may be based on projections, predictions and estimates. Some statements in this press release may be forward-looking and use words like “may,” “may not,” “believes,” “do not believe,” “expects,” “do not expect,” “anticipates,” “do not anticipate,” “see,” “do not see,” “should,” or other similar expressions. The actual results of future events described in any of these forward-looking statements could differ materially from those stated in the forward-looking statements. Important factors that could cause actual results to be materially different from those forward-looking statements include, among others: (1) the Company’s ability to meet its raw material requirements through its annual menhaden harvest, which is subject to fluctuations due to natural conditions over which the Company has no control, such as varying fish population, fish oil yields, adverse weather conditions, natural and other disasters and disease; (2) the impact of laws and regulations that may be enacted that may restrict the Company’s operations or the sale of the Company’s products or increase the cost of compliance; (3) the impact of worldwide supply and demand relationships on prices for the Company’s products; (4) the Company’s expectations regarding demand and pricing for its products proving to be incorrect, and the effect of forward sales of products on the Company’s financial results; (5) fluctuations in the Company’s quarterly operating results due to the seasonality of the Company’s business, estimates of standard cost for inventory and subsequent adjustments to such costs, and the Company’s deferral of inventory sales based on worldwide prices for competing products; (6) the Company’s ability to realize the anticipated benefits from its acquisitions in the human nutrition business, and specifically, to integrate successfully its acquisitions in the human nutrition segment; (7) the Company’s expectations regarding Bioriginal, its future prospects and the dietary supplement market or the human health and wellness segment generally, proving to be incorrect; (8) increase in the price and shortage of key raw materials that could adversely affect Bioriginal’s businesses; (9) the cost of compliance or potential restrictions on sales caused by laws and regulations regarding fish meal or oil importation into foreign jurisdictions; (10) the resolution of the U.S. Attorney’s criminal investigation with respect to the Company’s waste water discharge practices and the resulting impact on the Company’s 2013 plea agreement and terms of probation and the Company’s business, reputation, results of operations and financial condition; (11) the resolution of a Department of Justice False Claims Act investigation and the resulting impact on the Company’s business, reputation, results of operations and financial condition ; (12) the impact of the Company’s decision to exit the concentrated oils manufacturing business and dispose of its oil concentration facility on the Company’s business, financial condition and results of operations, including the amount of losses that may be incurred in connection therewith; (13) the ability of the Company to purchase shares of its common stock under the share repurchase program due to changes in stock price or other conditions; and (14) the Company’s expectations regarding the ASMFC’s 2017 harvest quota decision, including timing and allocations among ASMFC member states and user groups. Other factors are described in further detail in the Company’s filings with the Securities and Exchange Commission, including its reports on Form 10-K, Form 10-Q and Form 8-K. Except as required by law, the Company expressly disclaims any intention or obligation to revise or update any forward-looking information whether as a result of new information, future events or otherwise.

Contact:
Investor Relations
(713) 623-0060
hq@omegahouston.com

OMEGA PROTEIN CORPORATION

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share and par value amounts)

	September 30, 2016	December 31, 2015
ASSETS
Current assets:
Cash and cash equivalents	$34,235	$661
Receivables, net	46,998	40,489
Inventories	111,868	119,994
Deferred tax asset, net	3,305	3,422
Assets held for sale	500	—
Prepaid expenses and other current assets	4,587	4,496
Total current assets	201,493	169,062
Property, plant and equipment, net	182,695	176,089
Goodwill	26,643	38,127
Other intangible assets, net	18,683	20,107
Other assets, net	5,639	3,818
Total assets	$435,153	$407,203

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Current maturities of long-term debt	$1,497	$1,214
Accounts payable	11,401	15,876
Accrued liabilities	50,423	33,254
Total current liabilities	63,321	50,344
Long-term debt, net of current maturities	3,526	22,882
Deferred tax liability, net	28,333	27,844
Pension liabilities, net	5,706	6,048
Other long-term liabilities	2,909	4,915
Total liabilities	103,795	112,033

Commitments and contingencies

Stockholders’ equity:
Preferred stock, $0.01 par value; 10,000,000 authorized shares; none issued	—	—
Common Stock, $0.01 par value; 80,000,000 authorized shares; 22,605,003 and 22,371,179 shares issued and 22,437,960 and 22,221,027 shares outstanding at September 30, 2016 and December 31, 2015, respectively	222	220
Capital in excess of par value	155,263	151,250
Retained earnings	187,839	159,243
Treasury stock, at cost – 167,043 and 150,152 shares at September 30, 2016 and December 31, 2015, respectively	(2,871)	(2,505)
Accumulated other comprehensive loss	(9,095)	(13,038)
Total stockholders’ equity	331,358	295,170
Total liabilities and stockholders’ equity	$435,153	$407,203

OMEGA PROTEIN CORPORATION

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

(In thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2016	2015	2016	2015
Revenues	$108,753	$112,216	$306,246	$277,015
Cost of sales	75,706	77,023	214,982	201,196
Gross profit	33,047	35,193	91,264	75,819

Selling, general, and administrative expense	9,793	11,659	29,832	31,072
Research and development expense	605	751	1,954	2,295
Impairment of goodwill and other intangible assets	—	3,960	11,614	3,960
Loss related to plant closures	663	630	2,328	1,917
(Gain) loss on disposal of assets	(17)	949	(83)	1,283
Operating income	22,003	17,244	45,619	35,292
Interest expense	(108)	(369)	(387)	(1,192)
Gain (loss) on foreign currency	159	(808)	(1,199)	(1,270)
Other expense, net	(221)	(137)	(184)	(341)
Income before income taxes	21,833	15,930	43,849	32,489

Provision for income taxes	7,280	5,356	15,253	11,442
Net income	14,553	10,574	28,596	21,047

Other comprehensive income (loss):
Foreign currency translation adjustment net of tax (expense) benefit of $31, ($36), ($553) and $670, respectively	(58)	66	1,027	(1,245)
Energy swap adjustment, net of tax (expense) benefit of ($285), $45, ($1,212) and ($274), respectively	530	(84)	2,251	509
Pension benefits adjustment, net of tax expense of $119, $105, $358 and $315, respectively	221	195	665	585
Comprehensive income	$15,246	$10,751	$32,539	$20,896

Basic earnings per share	$0.65	$0.48	$1.28	$0.97

Weighted average common shares outstanding	21,935	21,399	21,894	21,173

Diluted earnings per share	$0.64	$0.47	$1.27	$0.95

Weighted average common shares and potential common share equivalents outstanding	22,232	21,797	22,194	21,626

OMEGA PROTEIN CORPORATION

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Dollars in thousands)

	Nine Months Ended September 30,
	2016	2015
Cash flows from operating activities:
Net income	$28,596	$21,047
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	19,149	18,125
Loss related to plant closures	2,131	—
Loss (gain) on disposal of assets	(83)	1,283
Impairment of goodwill and other intangible assets	11,614	3,960
Provisions for losses on receivables	29	36
Share based compensation	1,809	1,722
Deferred income taxes	(624)	(1,508)
Unrealized loss on foreign currency fluctuations, net	1,199	1,270
Changes in assets and liabilities:
Receivables	(6,681)	(7,359)
Inventories	7,675	(24,446)
Prepaid expenses and other current assets	(85)	(528)
Other assets	(2,546)	(2,265)
Accounts payable	(4,680)	(3,805)
Accrued liabilities	21,086	23,673
Pension liability, net	323	(532)
Other long term liabilities	(1,797)	1,863
Net cash provided by operating activities	77,115	32,536
Cash flows from investing activities:
Capital expenditures	(26,383)	(29,086)
Proceeds from disposition of assets	107	55
Net cash used in investing activities	(26,276)	(29,031)
Cash flows from financing activities:
Principal payments of long-term debt	(25,485)	(41,701)
Proceeds from long-term debt	6,376	33,151
Debt issuance costs	—	(970)
Treasury stock repurchase	(367)	(158)
Proceeds from equity compensation transactions	1,342	4,463
Excess tax benefit of equity compensation transactions	865	1,063
Net cash (used in) provided by financing activities	(17,269)	(4,152)
Net increase (decrease) in cash and cash equivalents	33,570	(647)
Translation effect on cash	4	—
Cash and cash equivalents at beginning of year	661	1,430
Cash and cash equivalents at end of period	$34,235	$783

The tables below present information about reported segments for the three months ended September 30, 2016 and 2015 (in thousands):

2016	Animal Nutrition	Human Nutrition	Unallocated	Total
Revenue (1)	$77,658	$31,095	$—	$108,753
Cost of sales	48,532	27,174	—	75,706
Gross profit	29,126	3,921	—	33,047
Selling, general and administrative expenses (including research and development)	559	3,719	6,120	10,398
(Gain) loss related to plant closures	—	663	—	663
Other (gains) and losses	(17)	—	—	(17)
Operating income (loss)	$28,584	$(461)	$(6,120)	$22,003
Depreciation and amortization	$4,978	$1,383	$189	$6,550
Identifiable assets	$257,009	$139,709	$38,435	$435,153
Capital expenditures	$6,798	$95	$1,218	$8,111

2015	Animal Nutrition	Human Nutrition	Unallocated	Total
Revenue (2)	$73,169	$39,047	$—	$112,216
Cost of sales	44,449	32,574	—	77,023
Gross profit	28,720	6,473	—	35,193
Selling, general and administrative expense (including research and development)	767	5,170	6,473	12,410
Impairment of goodwill and other intangible assets	—	3,960	—	3,960
Loss related to plant closure	630	—	—	630
Other (gains) and losses	(19)	968	—	949
Operating income (loss)	$27,342	$(3,625)	$(6,473)	$17,244
Depreciation and amortization	$4,575	$1,510	$129	$6,214
Identifiable assets	$244,791	$170,801	$1,523	$417,115
Capital expenditures	$5,846	$1,218	$992	$8,056

(1) Excludes revenue from internal customers of $0.2 million for fish oil that was transferred from the animal nutrition segment to the human nutrition segment at cost.

(2) Excludes revenue from internal customers of $0.8 million for fish oil that was transferred from the animal nutrition segment to the human nutrition segment at cost.

The tables below present information about reported segments for the nine months ended September 30, 2016 and 2015 (in thousands):

2016	Animal Nutrition	Human Nutrition	Unallocated	Total
Revenue (3)	$209,455	$96,791	$—	$306,246
Cost of sales	129,355	85,627	—	214,982
Gross profit	80,100	11,164	—	91,264
Selling, general and administrative expenses (including research and development)	1,707	12,328	17,751	31,786
Impairment of goodwill and other intangible assets	—	11,614	—	11,614
(Gain) loss related to plant closures	(313)	2,641	—	2,328
Other (gains) and losses	(83)	—	—	(83)
Operating income (loss)	$78,789	$(15,419)	$(17,751)	$45,619
Depreciation and amortization	$14,388	$4,190	$571	$19,149
Identifiable assets	$257,009	$139,709	$38,435	$435,153
Capital expenditures	$22,702	$1,599	$2,082	$26,383

2015	Animal Nutrition	Human Nutrition	Unallocated	Total
Revenue (4)	$166,869	$110,146	$—	$277,015
Cost of sales	106,739	94,457	—	201,196
Gross profit	60,130	15,689	—	75,819
Selling, general and administrative expense (including research and development)	1,860	15,286	16,221	33,367
Impairment of goodwill and other intangible assets	—	3,960	—	3,960
Loss related to plant closure	1,917	—	—	1,917
Other (gains) and losses	315	968	—	1,283
Operating income (loss)	$56,038	$(4,525)	$(16,221)	$35,292
Depreciation and amortization	$13,224	$4,537	$364	$18,125
Identifiable assets	$244,791	$170,801	$1,523	$417,115
Capital expenditures	$23,335	$3,551	$2,200	$29,086

(3) Excludes revenue from internal customers of $0.6 million for fish oil that was transferred from the animal nutrition segment to the human nutrition segment at cost.

(4) Excludes revenue from internal customers of $1.8 million for fish oil that was transferred from the animal nutrition segment to the human nutrition segment at cost.

Adjusted EBITDA to Net Income Reconciliation

The following table (in thousands) provides a reconciliation of Adjusted EBITDA, a non-GAAP (Generally Accepted Accounting Principles) financial measure, to net income, the most directly comparable financial measure calculated and presented in accordance with GAAP, for the three months ended September 30, 2016, June 30, 2016, and September 30, 2015 and the nine months ended September 30, 2016 and 2015:

	Three Months Ended
	September 30, 2016	June 30, 2016	September 30, 2015
Net Income	$14,553	$5,663	$10,574
Reconciling items:
Interest expense	43	75	265
Income tax provision	7,280	3,365	5,356
Depreciation and amortization (1)	6,550	6,383	6,214
Impairment of goodwill and other intangible assets (2)	—	11,614	3,960
Loss related to plant closures (1)	663	1,023	630
Acquisition post-closing consideration (2)	(44)	556	759
(Gain) loss on disposal of assets (1)	(17)	(31)	949
Adjusted EBITDA	$29,028	$28,648	$28,707

	Nine Months Ended
	September 30, 2016	September 30, 2015
Net Income	$28,596	$21,047
Reconciling items:
Interest expense	204	1,031
Income tax provision	15,253	11,442
Depreciation and amortization (1)	19,149	18,125
Impairment of goodwill and other intangible assets (2)	11,614	3,960
Loss related to plant closures (1)	2,328	1,917
Acquisition post-closing consideration (2)	1,058	1,910
(Gain) loss on disposal of assets (1)	(83)	1,283
Adjusted EBITDA	$78,119	$60,715

(1) See segment disclosures for allocation among segments.

(2) Relates to human nutrition segment.

Adjusted EBITDA represents net income before interest expense, income tax, depreciation and amortization, impairment of goodwill and other intangible assets, loss related to plant closures, acquisition post-closing consideration and (gain) loss on disposal of assets. The Company has reported Adjusted EBITDA because it believes Adjusted EBITDA is a measure commonly reported and widely used by investors as an indicator of a Company's performance of its ongoing operations. The Company believes Adjusted EBITDA assists such investors in comparing a company's performance of its ongoing operations on a consistent basis. Adjusted EBITDA is not a calculation based on GAAP and should not be considered an alternative to net income in measuring our performance or used as an exclusive measure of cash flow because it does not consider the impact of working capital changes, capital expenditures, debt principal reductions and other sources and uses of cash which are disclosed in our consolidated statements of cash flows. Investors should carefully consider the specific items included in our computation of Adjusted EBITDA. While Adjusted EBITDA has been disclosed herein to permit a more complete comparative analysis of our operating performance relative to other companies, investors should be cautioned that Adjusted EBITDA as reported by us may not be comparable in all instances to Adjusted EBITDA as reported by us or by other companies. Adjusted EBITDA amounts may not be fully available for management's discretionary use, due to certain requirements to conserve funds for capital expenditures, debt service and other commitments, and therefore management relies primarily on our GAAP results. Adjusted EBITDA is not intended to represent net income as defined by GAAP and such information should not be considered as an alternative to net income, cash flow from operations or any other measure of performance prescribed by GAAP in the United States.

Adjusted Net Income and Diluted Earnings Per Share to Net Income Reconciliation

The following table (in thousands, except per share amounts) provides a reconciliation of Adjusted Net Income and Diluted Earnings Per Share, non-GAAP (Generally Accepted Accounting Principles) financial measures, to net income, the most directly comparable financial measure calculated and presented in accordance with GAAP, for the three months ended September 30, 2016, June 30, 2016, and September 30, 2015 and the nine months ended September 30, 2016 and 2015:

	Three Months Ended
	September 30, 2016	June 30, 2016	September 30, 2015
Net Income	$14,553	$5,663	$10,574
Reconciling items:
Income tax provision prior to adjustments	7,280	3,365	5,356
Impairment of goodwill and other intangible assets	—	11,614	3,960
Loss related to plant closures	663	1,023	630
Acquisition post-closing consideration	(44)	556	759
(Gain) loss on disposal of assets	(17)	(31)	949
Adjusted income before income taxes	22,435	22,190	22,228
Provision for income taxes after adjustments	7,280	8,138	7,474
Adjusted net income	$15,155	$14,052	$14,754
Diluted earnings per share	$0.64	$0.25	$0.47
Adjusted diluted earnings per share	$0.67	$0.62	$0.66

	Nine Months Ended
	September 30, 2016	September 30, 2015
Net Income	$28,596	$21,047
Reconciling items:
Income tax provision prior to adjustments	15,253	11,442
Impairment of goodwill and other intangible assets	11,614	3,960
Loss related to plant closures	2,328	1,917
Acquisition post-closing consideration	1,058	1,910
(Gain) loss on disposal of assets	(83)	1,283
Adjusted income before income taxes	58,766	41,559
Provision for income taxes after adjustments	20,438	14,581
Adjusted net income	$38,328	$26,978
Diluted earnings per share	$1.27	$0.95
Adjusted diluted earnings per share	$1.70	$1.21

Adjusted net income and Adjusted diluted earnings per share represent net income and diluted earnings per share without impairment of goodwill and other intangible assets, loss related to plant closures, acquisition post-closing consideration and (gain) loss on disposal of assets. Income tax expense associated with these items is adjusted on a year-to-date basis, as applicable. The Company has reported Adjusted net income and Adjusted diluted earnings per share because it believes these measures are widely used by investors as an indicator of a Company’s performance of its ongoing operations. The Company believes Adjusted net income and Adjusted diluted earnings per share assist investors in comparing a company's performance of its ongoing operations on a consistent basis. Adjusted net income and Adjusted diluted earnings per share are not calculations based on GAAP and should not be considered alternatives to net income or diluted earnings per share in measuring our performance. Investors should carefully consider the specific items included in our computation of Adjusted net income and Adjusted diluted earnings per share. While Adjusted net income and Adjusted diluted earnings per share have been disclosed herein to permit a more complete comparative analysis of our operating performance across time periods and relative to other companies, investors should be cautioned that these measures as reported by us may not be comparable in all instances to Adjusted net income and Adjusted diluted earnings per share as reported by us or by other companies. Adjusted net income and Adjusted diluted earnings per share are not intended to represent net income or diluted earnings per share as defined by GAAP and such information should not be considered as an alternative to net income, diluted earnings per share or any other measure of performance prescribed by GAAP in the United States.

Human Nutrition Segment Financial Information Reconciliation

The following table (in thousands) provides a breakdown of the total Human Nutrition Segment revenue, cost of sales and gross profit (loss) among concentrated menhaden oil products and tolling, dairy protein products and other products for the three and nine months ended September 30, 2016.

Three Months Ended September 30, 2016	Total Human Nutrition Segment	Concentrated Menhaden Oil Products and Tolling		Segment Less Concentrated Menhaden Oil Products and Tolling	Dairy Protein Products		Other Products from Human Nutrition Segment
Revenue	$31,095	$944		$30,151	$3,317		$26,834
Cost of sales	27,174	1,005		26,169	4,306		21,863
Gross profit (loss)	$3,921	$(61)		$3,982	$(989)		$4,971
Gross profit margin	12.6%	(6.5%	)	13.2%	(29.8%	)	18.5%

Nine Months Ended September 30, 2016	Total Human Nutrition Segment	Concentrated Menhaden Oil Products and Tolling		Segment Less Concentrated Menhaden Oil Products and Tolling	Dairy Protein Products		Other Products from Human Nutrition Segment
Revenue	$96,791	$2,236		$94,555	$12,910		$81,645
Cost of sales	85,627	3,583		82,044	13,735		68,309
Gross profit (loss)	$11,164	$(1,347)		$12,511	$(825)		$13,336
Gross profit margin	11.5%	(60.2%	)	13.2%	(6.4%	)	16.3%

The Company has provided a breakdown of total Human Nutrition Segment revenue, cost of sales and gross profit (loss) among concentrated menhaden oil products, dairy protein products and other human nutrition products because it believes such a breakdown will provide investors with additional useful detail on the performance of the Human Nutrition Segment.